Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of E-xact Transactions Ltd. on Form S-8/A of our report dated February 18, 2000, appearing in the Annual Report on Form 10-KSB of E-xact Transactions Ltd. for the year ended December 31, 1999.



/s/Deloitte & Touche LLP

Vancouver, Canada
October 19, 2000